Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER OF

ASD SYSTEMS, INC.

( a Texas corporation),

WITH AND INTO

ASCENDANT SOLUTIONS, INC.

(a Delaware corporation and wholly owned

subsidiary of ASD Systems, Inc.)

ASD SYSTEMS, Inc., a corporation organized and existing under and by virtue of the Texas Business Corporation Act (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Corporation is incorporated pursuant to the laws of the State of Texas.

SECOND: That the Corporation owns One Hundred Percent (100%) of the outstanding shares of capital stock of ASCENDANT SOLUTIONS, INC., a Delaware corporation (the “Subsidiary”).

THIRD: That the Corporation, by the following resolutions of its Board of Directors,adopted August 17, 2000, filed with the minutes of the board, determined to merge the Corporation with and into the Subsidiary (the “Merger”), on the terms and conditions set forth in such resolutions:

RESOLVED, that the Merger and the Plan is hereby approved, ratified and confirmed in all respects and the Board hereby directs the Secretary of the Corporation to submit the Plan for approval and adoption by the shareholders of the Corporation at a special meeting of the shareholders, with the recommendation of the Board that the Plan, the Merger and the other transactions contemplated thereby, including the name of the resulting corporation being named “Ascendant Solutions,Inc.,” be approved, adopted and ratified, and further

RESOLVED, that in connection with the Merger, and in accordance with the Plan, each share of capital stock of the Corporation issued and outstanding immediately prior to the effective time of the Merger shall be converted into one share of capital stock of the Subsidiary having the same rights, privileges and preferences as such share of capital stock of the Corporation held by such shareholder immediately prior to the Merger; and further

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RESOLVED, that subject to shareholder approval of the Plan and the Merger, the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to prepare, execute and file such Articles of Merger or Certificate of Ownership and Merger, as the case may be, and to file such instruments with the Secretary of State of the states of Texas and Delaware, respectively, and elsewhere as may be prescribed by law and to take such further actions or execute and deliver such further instruments as may, in the discretion of such officer taking such action or executing and delivering such document, be necessary or advisable and in the best interests of the Corporation, such officer’s taking of such action or execution and delivery of such instrument to be deemed conclusive evidence that such officer deemed such actions or instruments necessary or desirable and in the best interest of the Corporation.

FOURTH: The Texas Business Corporation Act permits the Corporation to merge with a corporation of another jurisdiction.

FIFTH: The Merger has been adopted, approved, and ratified by the Corporation in accordance with the laws of the State of Texas, by the approval of at least 2/3rd of the shareholders of the Corporation entitled to vote thereon.

SIXTH: The Merger shall be effective upon the filing of this Certificate of Ownership and Merger.

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IN WITNESS WHEREOF, ASD SYSTEMS, INC. has caused this Certificate of Ownership and Merger to be signed by its President and attested by its Secretary, this 19th day of October, 2000.

ASD SYSTEMS, INC., d/b/a Ascendant Solutions,
a Texas corporation

By: /s/ David Bowe
Name: David Bowe
Title: President

ATTEST:

By: /s/ James H. McAllister

       James H. McAllister, Secretary

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